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                                    EXHIBIT 5
                   OPINION OF BROBECK, PHLEGER & HARRISON LLP



                                October 22, 1999


ISS Group, Inc.
6600 Peachtree-Dunwoody Road
300 Embassy Row, Suite 500
Atlanta, Georgia  30328


               Re: ISS Group, Inc. Registration Statement on Form S-8 for an aggregate of 1,428,555 Shares of Common Stock


Ladies and Gentlemen:

               We have acted as counsel to ISS Group, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(i) an additional 518,762 shares of the Company's common stock ("Common Stock") authorized for issuance under the Company's 1995 Stock Incentive Plan (the "Option Plan"), (ii) an initial reserve of 360,000 shares of Common Stock of the Company under the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"), (iii) 40,000 shares of Common Stock of the Company under the Company's 1999 International Employee Stock Plan (the "International Plan"), and (iv) an aggregate of 509,793 shares of Common Stock and related stock options under the Netrex, Inc. 1998 Stock Plan (the "Netrex Plan").

               This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

               We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Option Plan, Purchase Plan, International Plan and with the assumption of the Netrex Plan and the options outstanding thereunder. Based on such review, we are of the opinion that if, as and when the shares of Common Stock are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Option Plan and the Netrex Plan, and the stock purchase agreements under the Purchase Plan and the International Plan, and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

               We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

               This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Option Plan, the Purchase Plan, the International Plan and the Netrex Plan or the shares of Common Stock issuable under such plans.


                                        Very truly yours,

                                        /s/ Brobeck, Phleger & Harrison LLP

                                        BROBECK, PHLEGER & HARRISON LLP